Exhibit 10.1

RECEIVED
UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLUMBIA	JAN 12 2017 Clerk, U.S. District & Bankruptcy
Courts for the District of Columbia

:
UNITED STATES OF AMERICA,	:	CRIMINAL NO. 12-CR-00080 RBW
:
Plaintiff,	:
	:	DEFERRED PROSECUTION AGREEMENT
v.	:
:
ZIMMER BIOMET HOLDINGS, INC.,	:
:
Defendant.	:
:

DEFERRED PROSECUTION AGREEMENT

Defendant Zimmer Biomet Holdings, Inc. and its subsidiaries (“Zimmer Biomet” or the “Company”), pursuant to authority granted by the Company’s Board of Directors, and the United States Department of Justice, Criminal Division, Fraud Section (the “Fraud Section”), enter into this deferred prosecution agreement (the “Agreement”).

Criminal Information and Acceptance of Responsibility

1. The Company acknowledges and agrees that the Fraud Section will file the attached one-count superseding criminal Information (the “Information”) in the United States District Court for the District of Columbia charging the Company with violating the internal controls provisions of the Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, 15 U.S.C. §§ 78m(b)(2)(B), 78m(b)(5), and 78ff(a). In so doing, the Company: (a) knowingly waives its right to indictment on these charges, as well as all rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, Title 18, United States Code, Section 3161, and Federal Rule of Criminal Procedure 48(b); and (b) knowingly waives any objection

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with respect to venue to any charges by the United States arising out of the conduct described in the Statement of Facts attached hereto as Attachment A (the “Statement of Facts”) and the conduct described in the Deferred Prosecution Agreement in United States v. Biomet, Inc., Case No. 12-CR-00080-RI3W (D.D.C.), (Doc. #1-1) (the “2012 DPA”) and consents to the filing of the Information, as provided under the terms of this Agreement, in the United States District Court for the District of Columbia. The Fraud Section agrees to defer prosecution of the Company pursuant to the terms and conditions described below.

2. The Company admits, accepts, and acknowledges that it is responsible under United States law for the acts of its officers, directors, employees, and agents as charged in the Information, and as set forth in the Statement of Facts, and that the allegations described in the Information and the facts described in the Statement of Facts are true and accurate. Should the Fraud Section pursue the prosecution that is deferred by this Agreement, the Company stipulates to the admissibility of the Statement of Facts in any proceeding, including any trial, guilty plea, or sentencing proceeding, and will not contradict anything in the Statement of Facts at any such proceeding.

Term of the Agreement

3. This Agreement is effective for a period beginning on the date on which the Information is filed and ending three years from the later of the date on which the Information is filed or the date on which the independent compliance monitor (the “Monitor”) is retained by the Company, as described in Paragraphs 11-13 below (the “Term”). The Company agrees, however, that, in the event the Fraud Section determines, in its sole discretion, that the Company has knowingly violated any provision of this Agreement, an extension or extensions of the Term may be imposed by the Fraud Section, in its sole discretion, for up to a total additional time

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period of one year, without prejudice to the Fraud Section’s right to proceed as provided in Paragraphs 16 through 20 below. Any extension of the Agreement extends all terms of this Agreement for an equivalent period. Conversely, in the event the Fraud Section finds, in its sole discretion, that the provisions of this Agreement have been satisfied, the Agreement may be terminated early. If the Court rejects the Agreement, all the provisions of the Agreement shall be deemed null and void, and the Term shall be deemed to have not begun.

Relevant Considerations

4. The Fraud Section enters into this Agreement based on the facts and circumstances presented by this case, including:

a. In June 2015, Zimmer Holdings, Inc. acquired Biomet, Inc. (“Biomet”), the company that entered into the 2012 DPA, and changed its name to Zimmer Biomet. Zimmer Biomet thus knowingly assumed the rights and the obligations of Biomet under the 2012 DPA, including the 2012 DPA’s requirement of an outside compliance monitor to reduce the possibility of recidivism of its FCPA violations, and became Biomet’s successor-in-interest for purposes of the 2012 DPA and the conduct in the Statement of Facts attached to this Agreement;

b. Biomet failed to meet the compliance obligations of the 2012 DPA, as follows:

•	Biomet had agreed to the compliance monitorship for an initial term of 18 months, which was later extended under the DPA to a three-year term;

•	At the end of the term, the independent compliance monitor found that based on Biomet’s conduct it could not certify that Biomet’s compliance program met the standards set forth in the 2012 DPA,

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and the Fraud Section agreed with that assessment and extended the monitorship and 2012 DPA for an additional year to give Biomet another opportunity to be able to build the required compliance program;

•	At the end of the additional year, the independent compliance monitor again could not certify that Biomet’s compliance program met the standards set forth in the 2012 DPA, and the Fraud Section concurred in that assessment;

c. During the DPA, Biomet continued to engage in criminal conduct, specifically Biomet informed the Fraud Section of: (1) internal controls failures related to Mexico between 2010 and 2013, which resulted in Biomet’s earning approximately $2,652,100 in profits; and (2) the continued use, between 2009 and 2013, by Biomet of a Brazilian distributor who had been engaged in the underlying criminal conduct that led to the 2012 DPA, which resulted in Biomet’s earning approximately $3,168,000 in profits; Biomet executives were aware of the continued use of the prohibited distributor and red flags related to corruption in Mexico that Biomet did not address; Biomet executives ignored recommendations by Biomet’s internal auditors and a company-wide requirement to cease all business with the Brazilian distributor;

d. as a result of 4(b) and 4(c) above, on or about April 15, 2016, the Fraud Section notified the Company that it had breached its obligations under the 2012 DPA;

e. although Biomet disclosed the conduct described in the Statement of Facts to the Fraud Section during the term of the 2012 DPA, Zimmer Biomet did not receive voluntary disclosure credit because the 2012 DPA obligated Biomet to disclose the conduct described in the Statement of Facts, and some of the conduct described in the Statement of Facts predated the 2012 DPA;

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f. the Company received full credit for its cooperation with the Fraud Section’s investigation, including conducting a thorough internal investigation, making regular factual presentations to the Fraud Section, voluntarily making employees available for interviews, and collecting, analyzing, and organizing voluminous evidence and information for the Fraud Section;

g. by the conclusion of the investigation, the Company had provided to the Fraud Section all relevant facts known to it, including information about individuals involved in the misconduct;

h. the Company has been designing and is implementing an effective compliance program and system of internal accounting controls, has committed to ensuring that these will be implemented in a manner that satisfies the elements set forth in Attachment C to this Agreement (Corporate Compliance Program), and has agreed to engage the Monitor pursuant to the terms described herein;

i. the Company has engaged in remedial measures, including: (1) terminating or causing the resignation of five employees who participated in the misconduct described in the Statement of Facts; (2) terminating one employee who failed to identify issues with the use of a prohibited distributor in Brazil and failed to take appropriate steps to mitigate risks; (3) disciplining two employees who failed to detect the misconduct, failed to supervise effectively those who were engaged in the misconduct, and failed to take appropriate steps to mitigate corruption and compliance risks, including by placing an official letter of reprimand in their employment files, reducing their bonuses, and requiring them to take additional anticorruption training; (4) conducting individualized training for certain remaining employees; (5) adopting heightened controls related to their third-party intermediary policies; (6) increasing their resources devoted to compliance, particularly in Latin America; and (7) requiring improved FCPA training;

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j. the nature and seriousness of the offense, including the involvement of a high-level executive in the criminal conduct recounted in the Statement of Facts during an ongoing deferred prosecution agreement with the Fraud Section;

k. the Company has agreed to continue to cooperate with the Section as set forth in this Agreement in any investigation of the Company and its officers, directors, employees, agents, business partners, and consultants relating to violations of the FCPA;

1. the Company has agreed to disgorge the profits from the misconduct described in the Statement of Facts, in the amount of $5,820,100, to the U.S. Securities and Exchange Commission; and

m. accordingly, after considering (a) through (1) above, the Company will enter into the Agreement, pay a criminal penalty at the middle of the United States Sentencing Guidelines fine range, and agree to the imposition of an independent compliance monitor, and JERDS Luxembourg Holding S.ar.l. will plead guilty pursuant to the plea agreement related to this matter.

Future Cooperation and Disclosure Requirements

5. The Company shall cooperate fully with the Fraud Section in any and all matters relating to the conduct described in this Agreement and the Statement of Facts and other conduct under investigation by the Fraud Section at any time during the Term, subject to applicable law and regulations, until the later of the date upon which all investigations and prosecutions arising out of such conduct are concluded, or the end of the term specified in Paragraph 3. At the request of the Fraud Section, the Company shall also cooperate fully with other domestic or

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foreign law enforcement and regulatory authorities, as well as Multilateral Development Banks (“MDBs”), in any investigation of the Company, its affiliates, or any of its present or former officers, directors, employees, agents, and consultants, or any other party, in any and all matters relating to the Statement of Facts and other conduct under investigation by the Fraud Section at any time during the Term. The Company agrees that its cooperation pursuant to this paragraph shall include, but not be limited to, the following:

a. The Company shall truthfully disclose all factual information not protected by a valid claim of attorney-client privilege or work product doctrine with respect to its activities, those of its parent company and affiliates, and those of its present and former directors, officers, employees, agents, and consultants, including any evidence or allegations and internal or external investigations, about which the Company has any knowledge or about which the Fraud Section may inquire. This obligation of truthful disclosure includes, but is not limited to, the obligation of the Company to provide to the Fraud Section, upon request, any document, record or other tangible evidence about which the Fraud Section may inquire of the Company.

b. Upon request of the Fraud Section, the Company shall designate knowledgeable employees, agents, or attorneys to provide to the Fraud Section the information and materials described in Paragraph 5(a) above on behalf of the Company. It is further understood that the Company must at all times provide complete, truthful, and accurate information.

c. The Company shall use its best efforts to make available for interviews or testimony, as requested by the Fraud Section, present or former officers, directors, employees, agents and consultants of the Company. This obligation includes, but is not limited to, sworn testimony before a federal grand jury or in federal trials, as well as interviews with domestic or

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foreign law enforcement and regulatory authorities. Cooperation under this Paragraph shall include identification of witnesses who, to the knowledge of the Company, may have material information regarding the matters under investigation.

d. With respect to any information, testimony, documents, records, or other tangible evidence provided to the Fraud Section pursuant to this Agreement, the Company consents to any and all disclosures of such materials, to other governmental authorities, including United States authorities and those of a foreign government as well as the MDBs, subject to applicable law and regulations as the Fraud Section in its sole discretion shall deem appropriate.

6. In addition to the obligations in Paragraph 5, during the Term, should the Company learn of any evidence or allegation of conduct that may constitute a violation of the FCPA anti-bribery or accounting provisions had the conduct occurred within the jurisdiction of the United States, the Company shall promptly report such evidence or allegation to the Fraud Section.

Payment of Monetary Penalty

7. The Fraud Section and the Company agree that application of the United States Sentencing Guidelines (“USSG” or “Sentencing Guidelines”) to determine the applicable fine range yields the following analysis:

a.	The 2014 USSG are applicable to this matter.

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b.	Offense Level. Based upon USSG § 2B1.1 the total offense level is 27, calculated as follows:

(a)	Base Offense Level	7

(b)(1)	Gain between $2,500,000 and $7,000,000	+18

(b)(10)	Scheme occurred outside the U.S.	+2

TOTAL		27

c.	Base Fine. Based upon USSG § 8C2.4(a)(2), the base fine is $5,820,100 (as the pecuniary gain exceeds the fine indicated in the Offense Level Fine Table, namely $4,800,000)

d.	Culpability Score. Based upon USSG § 8C2.5, the culpability score is 10, calculated as follows:

(a)	Base Culpability Score	5

(b)(3)	the organization had 5,000 or more employees and an individual within high-level personnel of the organization participated in, condoned, or was willfully ignorant of the offense

(c)(2)	the organization committed any part of the instant offense less than 5 years after a criminal adjudication based on similar misconduct	+2

(g)(1)	The organization fully cooperated in the investigation, and clearly demonstrated recognition and affirmative acceptance of responsibility for its criminal conduct	-2

TOTAL		10

Calculation of Fine Range:

Base Fine	$5,820,100
Multipliers	2.00(min)/4.00(max)
Fine Range	$11,640,200 / $23,280,400

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The Company and the Fraud Section further agree that the appropriate resolution in this case is a criminal penalty of $17,460,300, and disgorgement of the Company’s profits in the amount of $5,820,100, plus prejudgment interest on the disgorgement of $702,705. The Company agrees to pay a monetary penalty in the amount of $17,460,300 to the United States Treasury no later than ten business days after the Agreement is fully executed. The Fraud Section agrees to credit the $5,820,100 disgorgement and $702,705 prejudgment interest paid by the Company in connection with its settlement of this matter with the U.S. Securities and Exchange Commission. The Fraud Section also agrees that any fine imposed on JERDS Luxembourg Holding in connection with the Plea Agreement related to this matter shall be credited against the $17,460,300 penalty to be paid by Zimmer Biomet. The Company and the Fraud Section agree that this penalty is appropriate given the facts and circumstances of this case, including the relevant considerations set forth in Paragraph 4 above. The $17,460,300 penalty is final and shall not be refunded. Furthermore, nothing in this Agreement shall be deemed an agreement by the Fraud Section that $17,460,300 is the maximum penalty that may be imposed in any future prosecution, and the Fraud Section is not precluded from arguing in any future prosecution that the Court should impose a higher fine, although the Fraud Section agrees that under those circumstances, it will recommend to the Court that any amount paid under this Agreement should be offset against any fine the Court imposes as part of a future judgment. The Company acknowledges that no tax deduction may be sought in connection with the payment of any part of this $17,460,300 penalty. The Company shall not seek or accept directly or indirectly reimbursement or indemnification from any source with regard to the penalty or disgorgement amounts that the Company pays pursuant to this Agreement or any other agreement entered into with an enforcement authority or regulator concerning the facts set forth in the Statement of Facts.

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Conditional Release from Liability

8. Subject to Paragraphs 17 through 21, the Fraud Section agrees, except as provided in this Agreement, that it will not bring any criminal or civil case against the Company relating to any of the conduct described in the Statement of Facts or the superseding criminal Information filed pursuant to this Agreement except for the charges filed concurrently in this Court against JERDS Luxembourg Holding S.ar.l. The Fraud Section, however, may use any information related to the conduct described in the Statement of Facts against the Company: (a) in a prosecution for perjury or obstruction of justice; (b) in a prosecution for making a false statement; (c) in a prosecution or other proceeding relating to any crime of violence; or (d) in a prosecution or other proceeding relating to a violation of any provision of Title 26 of the United States Code.

a. This Agreement does not provide any protection against prosecution for any future conduct by the Company.

b. In addition, this Agreement does not provide any protection against prosecution of any individuals, regardless of their affiliation with the Company.

Corporate Compliance Program

9. The Company represents that it has implemented and will continue to implement a compliance and ethics program designed to prevent and detect violations of the FCPA and other applicable anti-corruption laws throughout its operations, including those of its affiliates, agents, and joint ventures, and those of its contractors and subcontractors whose responsibilities include interacting with foreign officials or other activities carrying a high risk of corruption, including, but not limited to, the minimum elements set forth in Attachment C.

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10. In order to address any deficiencies in its internal accounting controls, policies, and procedures, the Company represents that it has undertaken, and will continue to undertake in the future, in a manner consistent with all of its obligations under this Agreement, a review of its existing internal accounting controls, policies, and procedures regarding compliance with the FCPA and other applicable anti-corruption laws. Where necessary and appropriate, the Company agrees to adopt a new compliance program, or to modify its existing one, including internal controls, compliance policies, and procedures in order to ensure that it maintains: (a) an effective system of internal accounting controls designed to ensure the making and keeping of fair and accurate books, records, and accounts; and (b) a rigorous anti-corruption compliance program that incorporates relevant internal accounting controls, as well as policies and procedures designed to effectively detect and deter violations of the FCPA and other applicable anti-corruption laws. The compliance program, including the internal accounting controls system will include, but not be limited to, the minimum elements set forth in Attachment C.

Independent Compliance Monitor

11. Promptly after the Fraud Section’s selection pursuant to Paragraph 12 below, the Company agrees to retain a Monitor for the term specified in Paragraph 13. The Monitor’s duties and authority, and the obligations of the Company with respect to the Monitor and the Fraud Section, are set forth in Attachment D, which is incorporated by reference into this Agreement. No later than the date of execution of this Agreement, the Company will propose to the Fraud Section a pool of three qualified candidates to serve as the Monitor. The Monitor candidates or their team members shall have, at a minimum, the following qualifications:

a. demonstrated expertise with respect to the FCPA and other applicable anti-corruption laws, including experience counseling on FCPA issues;

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b. experience designing and/or reviewing corporate compliance policies, procedures and internal controls, including FCPA and anti-corruption policies, procedures and internal controls;

c. the ability to access and deploy resources as necessary to discharge the Monitor’s duties as described in the Agreement; and

d. sufficient independence from the Company to ensure effective and impartial performance of the Monitor’s duties as described in the Agreement.

12. The Fraud Section retains the right, in its sole discretion, to choose the Monitor from among the candidates proposed by the Company, though the Company may express its preference(s) among the candidates. If the Fraud Section determines, in its sole discretion, that any of the candidates are not, in fact, qualified to serve as the Monitor, or if the Fraud Section, in its sole discretion, is not satisfied with the candidates proposed, the Fraud Section reserves the right to request that the Company nominate additional candidates. In the event the Fraud Section rejects all proposed Monitors, the Company shall propose an additional three candidates within twenty business days after receiving notice of the rejection. This process shall continue until a Monitor acceptable to both parties is chosen. The Fraud Section and the Company will use their best efforts to complete the selection process within sixty calendar days of the execution of this Agreement. If the Monitor resigns or is otherwise unable to fulfill his or her obligations as set out herein and in Attachment D, the Company shall within twenty business days recommend a pool of three qualified Monitor candidates from which the Fraud Section will choose a replacement.

13. The Monitor’s term shall be three years from the date on which the Monitor is retained by the Company, subject to extension or early termination as described in Paragraph 3.

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The Monitor’s powers, duties, and responsibilities, as well as additional circumstances that may support an extension or early termination of the Monitor’s term, are set forth in Attachment D. The Company agrees that it will not employ or be affiliated with the Monitor or the Monitor’s firm for a period of not less than two years from the date on which the Monitor’s term expires. Nor will the Company discuss with the Monitor or the Monitor’s firm the possibility of further employment or affiliation during the Monitor’s term.

Deferred Prosecution

14. In consideration of the undertakings agreed to by the Company herein, the Fraud Section agrees that any prosecution of the Company for the conduct set forth in the Statement of Facts be and hereby is deferred for the Term. To the extent there is conduct disclosed by the Company that is not set forth in the Statement of Facts, such conduct will not be exempt from further prosecution and is not within the scope of or relevant to this Agreement.

15. The Fraud Section further agrees that if the Company fully complies with all of its obligations under this Agreement, the Fraud Section will not continue the criminal prosecution against the Company described in Paragraph 1 and, at the conclusion of the Term, this Agreement shall expire. Within six months of the Agreement’s expiration, the Fraud Section shall seek dismissal with prejudice of the criminal Information filed against the Company described in Paragraph 1, and agrees not to file charges in the future against the Company based on the conduct described in this Agreement and the Statement of Facts.

Breach of the Agreement

16. If, during the Term, the Company (a) commits any felony under U.S. federal law; (b) provides in connection with this Agreement deliberately false, incomplete, or misleading information, including in connection with its disclosure of information about individual

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culpability; (c) fails to cooperate as set forth in Paragraphs 5 and 6 of this Agreement; (d) fails to implement a compliance program as set forth in Paragraphs 9 and 10 of this Agreement and Attachment C; (e) commits any acts that, had they occurred within the jurisdictional reach of the FCPA, would be a violation of the FCPA; or (f) otherwise fails specifically to perform or to fulfill completely each of the Company’s obligations under the Agreement, regardless of whether the Fraud Section becomes aware of such a breach after the Term is complete, the Company shall thereafter be subject to prosecution for any federal criminal violation of which the Fraud Section has knowledge, including, but not limited to, the charges in the Information described in Paragraph 1, which may be pursued by the Fraud Section in the U.S. District Court for the District of Columbia or any other appropriate venue. Determination of whether the Company has breached the Agreement and whether to pursue prosecution of the Company shall be in the Fraud Section’s sole discretion. Any such prosecution may be premised on information provided by the Company or its personnel. Any such prosecution relating to the conduct described in the Statement of Facts or relating to conduct known to the Fraud Section prior to the date on which this Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement, including the conduct identified in the 2012 DPA, may be commenced against the Company, notwithstanding the expiration of the statute of limitations, between the signing of this Agreement and the expiration of the Term plus one year. Thus, by signing this Agreement, the Company agrees that the statute of limitations with respect to any such prosecution that is not time-barred on the date of the signing of this Agreement shall be tolled for the Term plus one year. In addition, the Company agrees that the statute of limitations as to any violation of federal law that occurs during the Term will be tolled from the date upon which the violation occurs until the earlier of the date upon which the Fraud Section is made aware of the violation or the duration of the Term plus five years, and that this period shall be excluded from any calculation of time for purposes of the application of the statute of limitations.

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17. In the event the Fraud Section determines that the Company has breached this Agreement, the Fraud Section agrees to provide the Company with written notice prior to instituting any prosecution resulting from such breach. Within thirty days of receipt of such notice, the Company shall have the opportunity to respond to the Fraud Section in writing to explain the nature and circumstances of the breach, as well as the actions the Company has taken to address and remediate the situation, which the Fraud Section shall consider in determining whether to pursue prosecution of the Company.

18. In the event that the Fraud Section determines that the Company has breached this Agreement: (a) all statements made by or on behalf of the Company to the Fraud Section or to the Court, including the Statement of Facts, the Statement of Facts from the 2012 DPA, and any testimony given by the Company before a grand jury, a court, or any tribunal, or at any legislative hearings, whether prior or subsequent to this Agreement, and any leads derived from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings brought by the Fraud Section against the Company; and (b) the Company shall not assert any claim under the United States Constitution, Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule that any such statements or testimony made by or on behalf of the Company prior or subsequent to this Agreement, or any leads derived therefrom, should be suppressed or are otherwise inadmissible. The decision whether conduct or statements of any current director, officer or employee, or any person acting on behalf of, or at the direction of, the Company, will be imputed to the Company for the purpose of determining whether the Company has violated any provision of this Agreement shall be in the sole discretion of the Fraud Section.

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19. The Company acknowledges that the Fraud Section has made no representations, assurances, or promises concerning what sentence may be imposed by the Court if the Company breaches this Agreement and this matter proceeds to judgment. The Company further acknowledges that any such sentence is solely within the discretion of the Court and that nothing in this Agreement binds or restricts the Court in the exercise of such discretion.

20. Thirty days after the expiration of the period of deferred prosecution specified in this Agreement, the Company, by the Chief Executive Officer of the Company and the Chief Financial Officer of the Company, will certify to the Fraud Section that the Company has met its disclosure obligations pursuant to Paragraph 6 of this Agreement. Each certification will be deemed a material statement and representation by the Company to the executive branch of the United States for purposes of 18 U.S.C. § 1001, and it will be deemed to have been made in the judicial district in which this Agreement is filed.

Sale, Merger, or Other Change in Corporate Form of Company

21. Except as may otherwise be agreed by the parties in connection with a particular transaction, the Company agrees that in the event that, during the Term of the Agreement, it undertakes any change in corporate form, including if it sells, merges, or transfers business operations that are material to the Company’s consolidated operations, or to the operations of any subsidiaries or affiliates involved in the conduct described in the Statement of Facts, as they exist as of the date of this Agreement, whether such sale is structured as a sale, asset sale, merger, transfer, or other change in corporate form, it shall include in any contract for sale, merger, transfer, or other change in corporate form a provision binding the purchaser, or any

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successor in interest thereto, to the obligations described in this Agreement. The purchaser or successor in interest must also agree in writing that the Fraud Section’s ability to declare a breach under this Agreement is applicable in full force to that entity. The Company agrees that the failure to include these provisions in the transaction will make any such transaction null and void. The Company shall provide notice to the Fraud Section at least thirty days prior to undertaking any such sale, merger, transfer, or other change in corporate form. If the Fraud Section notifies the Company prior to such transaction (or series of transactions) that it has determined that the transaction(s) has the effect of circumventing or frustrating the enforcement purposes of this Agreement, as determined in the sole discretion of the Fraud Section, the Company agrees that such transaction(s) will not be consummated. In addition, if at any time during the term of the Agreement the Fraud Section determines in its sole discretion that the Company has engaged in a transaction(s) that has the effect of circumventing or frustrating the enforcement purposes of this Agreement, it may deem it a breach of this Agreement pursuant to Paragraphs 16-20 of this Agreement. Nothing herein shall restrict the Company from indemnifying (or otherwise holding harmless) the purchaser or successor in interest for penalties or other costs arising from any conduct that may have occurred prior to the date of the transaction, so long as such indemnification does not have the effect of circumventing or frustrating the enforcement purposes of this Agreement, as determined by the Fraud Section and the Office.

Public Statements by Company

22. The Company expressly agrees that it shall not, through present or future attorneys, officers, directors, employees, agents or any other person authorized to speak for the Company make any public statement, in litigation or otherwise, contradicting the acceptance of

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responsibility by the Company set forth above or the facts described in the Statement of Facts. Any such contradictory statement shall, subject to cure rights of the Company described below, constitute a breach of this Agreement, and the Company thereafter shall be subject to prosecution as set forth in Paragraphs 16 through 20 of this Agreement. The decision whether any public statement by any such person contradicting a fact contained in the Statement of Facts will be imputed to the Company for the purpose of determining whether it has breached this Agreement shall be at the sole discretion of the Fraud Section. If the Fraud Section determines that a public statement by any such person contradicts in whole or in part a statement contained in the Statement of Facts, the Fraud Section shall so notify the Company, and the Company may avoid a breach of this Agreement by publicly repudiating such statement(s) within five business days after notification. The Company shall be permitted to raise defenses and to assert affirmative claims in other proceedings relating to the matters set forth in the Statement of Facts provided that such defenses and claims do not contradict, in whole or in part, a statement contained in the Statement of Facts. This Paragraph does not apply to any statement made by any present or former officer, director, employee, or agent of the Company in the course of any criminal, regulatory, or civil case initiated against such individual, unless such individual is speaking on behalf of the Company.

23. The Company agrees that if it, or any of its direct or indirect subsidiaries or affiliates issues a press release or holds any press conference in connection with this Agreement, the Company shall first consult with the Fraud Section to determine (a) whether the text of the release or proposed statements at the press conference are true and accurate with respect to matters between the Fraud Section and the Company; and (b) whether the Fraud Section has any objection to the release.

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24. The Fraud Section agrees, if requested to do so, to bring to the attention of law enforcement and regulatory authorities the facts and circumstances relating to the nature of the conduct underlying this Agreement, including the nature and quality of the Company’s cooperation and remediation. By agreeing to provide this information to such authorities, the Fraud Section is not agreeing to advocate on behalf of the Company, but rather is agreeing to provide facts to be evaluated independently by such authorities.

Limitations on Binding Effect of Agreement

25. This Agreement is binding on the Company and the Fraud Section but specifically does not bind any other component of the Department of Justice, other federal agencies, or any state, local or foreign law enforcement or regulatory agencies, or any other authorities, although the Fraud Section will bring the cooperation of the Company and its compliance with its other obligations under this Agreement to the attention of such agencies and authorities if requested to do so by the Company.

Notice

26. Any notice to the Fraud Section under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail, addressed to Chief, Foreign Corrupt Practices Act Unit, Criminal Division, U.S. Department of Justice, 1400 New York Avenue, NW, Washington, D.C. 20005. Any notice to the Company under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail, addressed to Guy D. Singer, Esq., Orrick, Herrington & Sutcliffe LLP, 51 West 52nd Street, New York, New York 10019-6142. Notice shall be effective upon actual receipt by the Fraud Section or the Company.

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Complete Agreement

27. This Agreement, including its attachments, sets forth all the terms of the agreement between the Company and the Fraud Section. No amendments, modifications or additions to this Agreement shall be valid unless they are in writing and signed by the Fraud Section, the attorneys for the Company and a duly authorized representative of the Company.

AGREED:

FOR ZIMMER BIOMET HOLDINGS, INC.:

Date: 01/11/17	By:
Chad F. Phipps, Eq.
Senior Vice President, General Counsel and Secretary
Zimmer Biomet Holdings, Inc.

Date: 01/11/17	By:
Guy D. Singer, Esq.
Anne Elkins Murray, Esq.
Orrick, Herrington & Sutcliffe LLP

Ryan Rohlfsen, Esq.
Ropes & Gray LLP

Counsel for Zimmer Biomet Holdings, Inc.

FOR THE DEPARTMENT OF JUSTICE:

ANDREW WEISSMANN
Chief, Fraud Section
Criminal Division
United States Department of Justice

Date: 1/12/17	BY:
TAREK J. HELM
Assistant Chief

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COMPANY OFFICER’S CERTIFICATE

I have read this Agreement and carefully reviewed every part of it with outside counsel for Zimmer Biomet Holdings, Inc. (the “Company”). I understand the terms of this Agreement and voluntarily agree, on behalf of the Company, to each of its terms. Before signing this Agreement, I consulted outside counsel for the Company. Counsel fully advised me of the rights of the Company, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into this Agreement.

I have carefully reviewed the terms of this Agreement with the Board of Directors of the Company. I have advised and caused outside counsel for the Company to advise the Board of Directors fully of the rights of the Company, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into the Agreement.

No promises or inducements have been made other than those contained in this Agreement. Furthermore, no one has threatened or forced me, or to my knowledge any person authorizing this Agreement on behalf of the Company, in any way to enter into this Agreement. I am also satisfied with outside counsel’s representation in this matter. I certify that I am the Senior Vice President, General Counsel and Secretary for the Company and that I have been duly authorized by the Company to execute this Agreement on behalf of the Company.

Date: 01/11/17

ZIMMER BIOMET HOLDINGS, INC.

By:
Chad F. Phipps, Esq.
Senior Vice President, General Counsel and Secretary
Zimmer Biomet Holdings, Inc.

22

CERTIFICATE OF COUNSEL

I am counsel for Zimmer Biomet Holdings, Inc. (the “Company”) in the matter covered by this Agreement. In connection with such representation, I have examined relevant Company documents and have discussed the terms of this Agreement with the Company Board of Directors. Based on our review of the foregoing materials and discussions, I am of the opinion that the representative of the Company has been duly authorized to enter into this Agreement on behalf of the Company and that this Agreement has been duly and validly authorized, executed, and delivered on behalf of the Company and is a valid and binding obligation of the Company. Further, I have carefully reviewed the terms of this Agreement with the Board of Directors and the Senior Vice President, General Counsel and Secretary of the Company. I have fully advised them of the rights of the Company, of possible defenses, of the Sentencing Guidelines’ provisions and of the consequences of entering into this Agreement. To my knowledge, the decision of the Company to enter into this Agreement, based on the authorization of the Board of Directors, is an informed and voluntary one.

Date: 1/11/17

By:
Guy D. Singer, Esq.
Anne Elkins Murray, Esq.
Orrick, Herrington & Sutcliffe LLP
Counsel for Zimmer Biomet Holdings, Inc.

Ryan Rohlfsen, Esq.
Ropes & Gray LLP

Counsel for Zimmer Biomet Holdings, Inc.

23

ATTACHMENT A

STATEMENT OF FACTS

The following Statement of Facts is incorporated by reference as part of the Deferred Prosecution Agreement (the “Agreement”) between the United States Department of Justice, Criminal Division, Fraud Section (the “Fraud Section”) and Zimmer Biomet Holdings, Inc. (“ZIMMER BIOMET” or the “Company”). ZIMMER BIOMET hereby agrees and stipulates that the following information is true and accurate. ZIMMER BIOMET admits, accepts, and acknowledges that it is responsible for the acts of its officers, directors, employees, and agents as set forth below. Should the Fraud Section pursue the prosecution that is deferred by this Agreement, ZIMMER BIOMET agrees that it will neither contest the admissibility of, nor contradict, this Statement of Facts in any such proceeding. The following facts establish beyond a reasonable doubt the charges set forth in the criminal Information attached to this Agreement:

Relevant Entities and Individuals

1. Defendant ZIMMER BIOMET HOLDINGS, INC. (“ZIMMER BIOMET”) was an orthopedic medical and dental device manufacturer incorporated in Delaware with its headquarters in Warsaw, Indiana.

2. Biomet, Inc. (“Biomet”) was an orthopedic medical and dental device manufacturer incorporated in Indiana. Biomet sold its products worldwide. At all times material to this Statement of Facts, Biomet was an “issuer” within the meaning of the FCPA, 15 U.S.C. §§ 78dd-1 and 78m.

3. On or about March 26, 2012, Biomet entered into a deferred prosecution agreement with the Fraud Section (the “2012 DPA”) arising out of Biomet’s FCPA violations in Brazil, China, and Argentina. The FCPA violations in Brazil included bribes carried out by the “Brazilian Distributor” described below.

4. In June 2015, Zimmer Holdings, Inc. (“Zimmer”) acquired LVB Acquisition, Inc., which owned all of Biomet, Inc. (“Biomet”). The combined entities and their subsidiaries became defendant ZIMMER BIOMET, headquartered in Warsaw, Indiana and incorporated in Delaware. Thus, ZIMMER BIOMET knowingly assumed all the rights and obligations of Biomet under the 2012 DPA, including under the compliance monitorship that was part of the 2012 DPA.

5. As the result of the acquisition that occurred in June 2015, ZIMMER BIOMET assumed the obligations of Biomet under the 2012 DPA and became Biomet’s successor-in-interest for purposes of the 2012 DPA and Biomet’s conduct described below.

6. Biomet International, Ltd. (“Biomet International”), a wholly-owned subsidiary of Biomet, was incorporated in Delaware. Prior to May 2008, Biomet sold its products through Biomet International using “Brazilian Distributor.” Biomet International’s financial statements were consolidated into Biomet’s financial statements.

7. Implant Innovations Holdings, LLC (“IIH”), a wholly-owned subsidiary of Biomet, owned several subsidiaries, including Biomet 3i, LLC (“Biomet 3i”), which was incorporated in Florida. Biomet 3i marketed and sold dental implants and related products. Biomet 3i was Biomet’s fourth-largest subsidiary by revenues. Biomet 3i’s financial statements were consolidated into IIH’s financial statements, which were consolidated into Biomet’s financial statements.

8. Biomet 3i Mexico S.A. de C.V. (“3i Mexico”), which was incorporated in Mexico, was owned by JERDS Luxembourg Holding S.àr.l. (“JERDS”), a wholly-owned subsidiary of IIH. 3i Mexico marketed and sold Biomet 3i’s products in Mexico. 3i Mexico’s financial statements were consolidated into JERDS’s financial statements, which were eventually consolidated into Biomet’s financial statements.

9. “Brazilian Distributor Company A,” a Brazilian company whose identity is known to the United States and ZIMMER BIOMET, had exclusive distribution rights for certain Biomet products in Brazil prior to May 2008.

10. “Brazilian Distributor Company B,” a company whose identity is known to the United States and ZIMMER BIOMET, distributed Biomet’s products in Brazil.

11. “Brazilian Distributor,” an individual whose identity is known to the United States and ZIMMER BIOMET, was the principal owner of Brazilian Distributor Company A and at relevant times controlled Brazilian Distributor Company B.

12. “Mexico Customs Broker,” a company whose identity is known to the United States and ZIMMER BIOMET, is a customs broker that 3i Mexico hired to import products from the United States to Mexico.

13. “Shipping Company,” a company whose identity is known to the United States and ZIMMER BIOMET, is a shipping company in Texas that worked with Mexico Customs Broker to export Biomet 3i’s products from the United States to Mexico.

14. “Biomet Executive,” an individual whose identity is known to the United States and ZIMMER BIOMET, was an attorney at Biomet and Biomet International during the relevant period and became a high-level attorney during that period. Biomet Executive’s responsibilities included ensuring that Biomet had effective internal accounting controls, such as third-party due diligence, and implementing Biomet’s internal accounting controls. Biomet Executive was also responsible for addressing the requirements of Biomet’s FCPA monitor with respect to Biomet International.

15. “3i Mexico Managing Director,” an individual whose identity is known to the United States and ZIMMER BIOMET, was an employee of 3i Mexico.

16. “Biomet International Managing Director,” an individual whose identity is known to the United States and ZIMMER BIOMET, was Biomet International’s Managing Director for South America.

17. “3i Mexico Employee,” an individual whose identity is known to the United States and ZIMMER BIOMET, was an employee of 3i Mexico.

The Unlawful Schemes

18. At all relevant times, Biomet exported products to, and sold those products in, countries with a high risk for corruption, including Mexico and Brazil. Despite being aware of red flags and prior corruption-related misconduct at Biomet’s subsidiaries in Mexico and Brazil, and despite entering into the 2012 DPA both in connection with corruption in Brazil and other countries relating to Biomet’s distributors, and as a consequence of its failure to implement internal accounting controls, Biomet knowingly failed to implement and maintain an adequate system of internal accounting controls designed to detect and prevent bribery by its agents and business partners. As a result, Biomet’s subsidiary in Mexico paid bribes to customs officials through an agent and its sub-agents. Biomet further did not conduct appropriate due diligence on proposed agents and business partners or require adequate controls for payments to third parties, which also resulted in bribes being paid in Mexico, as well as the use of a distributor in Brazil whom Biomet knew had previously paid bribes on its behalf.

19. Specifically, in connection with the 2012 DPA, Biomet knew that Brazilian Distributor previously had paid bribes to win business for Biomet through Brazilian Distributor Company A, and as a result, Biomet had prohibited its employees from using all companies affiliated with Brazilian Distributor. Despite knowing this, Biomet, through its employees and agents, including Biomet Executive, allowed Brazilian Distributor to sell, import, and market its products through Brazilian Distributor Company B and took steps to conceal Brazilian Distributor’s relationship with Brazilian Distributor Company B.

20. In Mexico, despite being aware of red flags and issues concerning due diligence, and its obligations under the 2012 DPA, Biomet’s employees failed to implement due diligence procedures or payment authorization controls to ensure that payments were made in accordance with Biomet’s policies. As a result, Biomet’s subsidiaries used a customs broker whose subagents bribed Mexican customs officials to allow Biomet to export mislabeled products to Mexico. Between in or around 2010 and 2013, 3i Mexico paid approximately $980,774 to the customs broker’s subagents knowing that at least part of this amount would be passed on to customs officials, and falsified corporate records to disguise the bribe payments.

Brazil

21. Brazil has a public healthcare system that provides universal health care to all Brazilian citizens, and the majority of hospitals in Brazil are government instrumentalities. Health care providers (“HCPs”) who work in Brazil’s public sector are government employees who provide health care services in their official capacities, and are “foreign officials” as that term is used in the FCPA. Biomet and its subsidiaries sold Biomet’s medical devices in Brazil through distributors.

22. Prior to May 2008, Biomet used Brazilian Distributor Company A and its owner, Brazilian Distributor, to distribute its products in Brazil. In or around April 2008, Biomet was considering acquiring Brazilian Distributor Company A and sent accountants and outside counsel to Brazil to conduct due diligence as part of the acquisition. During Biomet’s due diligence, Biomet Executive and others at Biomet discovered that Brazilian Distributor Company A and Brazilian Distributor had been bribing HCPs to use Biomet’s products. Indeed, during a meeting in or around April 2008, Brazilian Distributor admitted to Biomet Executive and others at Biomet that he had bribed HCPs so that they would use Biomet’s products.

23. On or about May 2, 2008, Biomet notified Brazilian Distributor that Biomet had “uncovered highly disconcerting information regarding [Brazilian Distributor]‘s business practices” and that Biomet was “immediately terminating its business relationship with [Brazilian Distributor Company A].” At or about the same time, Biomet International’s senior leadership was advised that Biomet could not do any further business with Brazilian Distributor. Biomet, through Biomet International, then suspended its operations in Brazil until it could contract with new distributors who would be subject to new due diligence procedures.

24. In or around June 2009, Biomet signed an agreement with Brazilian Distributor and Brazilian Distributor Company A terminating their relationship to ensure that bribes were not paid to sell its products. The agreement prohibited Brazilian Distributor from “directly or indirectly. . . importing, storing, promoting, distributing or in any way marketing in Brazil the products made by Biomet.”

25. Despite this prohibition, from in or around 2009 until in or around 2013, Biomet continued to use Brazilian Distributor and one of his affiliated companies, Brazilian Distributor Company B, and knowingly and willfully failed to implement additional controls to ensure that Brazilian Distributor and Brazilian Distributor Company B would not pay bribes or maintain its affiliation with Brazilian Distributor.

26. In or around 2009, Biomet, through Biomet International, began using Brazilian Distributor Company B to distribute its products in Brazil. On or about December 17, 2009, one of Biomet’s internal auditors sent an email to Biomet Executive stating that “I am working on a draft report [regarding Brazilian Distributor Company B and two other companies] . . . The relationship between [Brazilian Distributor Company A] and [Brazilian Distributor Company B] is unclear and did not leave us with a high level of comfort.” At or around the same time, the internal auditor in charge of the review prepared a draft internal audit memorandum summarizing his findings and recommendations. That memorandum noted that Brazilian Distributor was a “main shareholder” of Brazilian Distributor Company A and was responsible for paying bribes to sell Biomet’s products in the past. The memorandum recommended that Brazilian ‘Distributor Company B terminate its relationship with Brazilian Distributor Company A.

27. Biomet executives involved in developing, approving, and implementing Biomet’s internal accounting controls and anti-corruption program, including Biomet Executive, knew that Biomet was not implementing the internal accounting controls, policies, and procedures that Biomet approved to prevent or detect bribery of foreign officials.

28. For example, on or about January 7, 2010, Biomet Executive received a draft version of the memorandum discussed above in Paragraph 26, which recommended that Biomet ensure that “the relationship between [Brazilian Distributor Company A and Brazilian Distributor Company B] is separated completely.” Biomet Executive deleted that recommendation from the memorandum and, as a result, the final version of the memorandum, did not include the recommendation that Brazilian Distributor Company A and Brazilian Distributor Company B separate their relationship.

29. On or about April 30, 2010, Biomet learned that Brazilian Distributor was not only affiliated with Brazilian Distributor Company B, but had control of Brazilian Distributor Company B, which marketed and sold Biomet’s products. On that day, an attorney representing a co-owner of Brazilian Distributor Company B contacted Biomet Executive and other Biomet International executives and reported that the co-owner had lost control of Brazilian Distributor Company B to Brazilian Distributor. As a result of learning this, Biomet Executive contacted an attorney representing Brazilian Distributor and asked for more information about Brazilian Distributor’s relationship with Brazilian Distributor Company B. Brazilian Distributor’s attorney told Biomet Executive that Brazilian Distributor was not involved in Brazilian Distributor Company B’s operations or with the sale of Biomet’s products. Biomet Executive did not take any other actions to determine whether Brazilian Distributor had a role in Brazilian Distributor Company B.

30. On or about May 12, 2010, Biomet International Managing Director sent a PowerPoint presentation to another Biomet executive in Indiana which stated: “[Brazilian Distributor Company B] = [Brazilian Distributor].”

31. On or about June 10, 2010, Brazilian Distributor sent an email to Biomet International Managing Director in which Brazilian Distributor requested a personal meeting in Argentina to discuss, as translated from Spanish, “registers, price policy, tours, Warsaw[, Indiana, the city where Biomet was headquartered,] meeting, etc.,” and cautioned that, “I think that some things would be better to discuss in person.” Biomet International Managing Director agreed to meet with Brazilian Distributor.

32. On or about June 24, 2010, Brazilian Distributor Company B and Brazilian Distributor executed a contract for the provision of “Business Consulting Services” under which Brazilian Distributor would: train Brazilian Distributor Company B’s sales team about Biomet’s products; develop a sales plan, quotas, and market projections for Brazilian Distributor Company B’s sales of Biomet products; and perform orientation on the logistics, storage, and delivery of Biomet products. Brazilian Distributor received a flat rate of 5,000 Brazilian Reals per month and a 1% commission on monthly sales increases. In an amendment to the consulting agreement, Brazilian Distributor Company B agreed to provide Brazilian Distributor with a residence in São Paolo, Brazil.

33. On or about June 27, 2010, Brazilian Distributor and Biomet International Managing Director met to discuss Biomet’s marketing, sales, and distribution strategies in Brazil. Notes taken by a Biomet International employee during that meeting, as translated from Spanish, identified Brazilian Distributor as an “advisor” to Brazilian Distributor Company B.

34. On or about June 29, 2010, Biomet International Managing Director sent an email to other Biomet employees, including Biomet Executive, with the subject line “[Brazilian Distributor Company B] Second Amendment to Distribution Agreement.” Biomet International Managing Director gave the following instructions: “[P]lease reduce the total invoices of [Brazilian Distributor Company B’s] account from the agreement… When you have the final agreement please send it to [Brazilian Distributor’s attorney] for [Brazilian Distributor’s] signature.”

35. Beginning in or around July 2010, Brazilian Distributor Company B placed product orders with Biomet International, and Brazilian Distributor wired funds from his personal bank account to Biomet International to pay for some of those products. Biomet

International shipped those products to Brazilian Distributor Company B in Brazil using a freight forwarder in Miami, and Brazilian Distributor Company B paid Brazilian Distributor cash to cover customs, duties, and the cost of the products. Brazilian Distributor or his agent, with Biomet’s knowledge, imported the products at the São Paolo, Brazil airport, paid customs and duties, and deposited the remainder of the cash into Brazilian Distributor’s personal bank account.

36. On or about July 5, 2010, Brazilian Distributor Company B contacted Biomet International Managing Director and requested permission to sell Biomet’s products to Brazilian Distributor Company A. Biomet International Managing Director notified Biomet Executive and the President of Biomet International.

37. On or about July 8, 2010, an attorney representing both Brazilian Distributor and Brazilian Distributor Company B contacted Biomet Executive and two other Biomet International executives by email. The attorney reported that Brazilian Distributor Company B faced an import restriction because Brazilian Distributor Company B was a “new product registration user” under Brazilian law and, consequently, could import only $150,000 worth of products every six months. The attorney representing both Brazilian Distributor and Brazilian Distributor Company B proposed to overcome this restriction by having Brazilian Distributor Company A import Biomet products directly on behalf of Brazilian Distributor Company B.

38. In response to the email referenced in Paragraph 37 above, Biomet Executive, knowing that Biomet was prohibited from using Brazilian Distributor Company A and Brazilian Distributor, and that Brazilian Distributor owned Brazilian Distributor Company A, replied to all of the recipients on the email in Paragraph 37 and stated: “Yes- We are fine with the solution and believe it is covered in our current [June 2009] agreement.”

39. On or about November 8, 2011, Biomet Executive received an email message from Brazilian Distributor’s attorney requesting permission for Brazilian Distributor to attend a cadaver lab event at Biomet’s headquarters in Indiana. Brazilian Distributor’s attorney cited Brazilian Distributor’s consulting agreement with Brazilian Distributor Company B as grounds for Brazilian Distributor’s attendance.

40. On or about March 26, 2012, Biomet entered into the 2012 DPA.

41. On or about May 23, 2012, Brazilian Distributor wired approximately $38,400 from his personal bank account to Biomet’s bank account in Indiana for the purchase of Biomet products to be shipped to Brazil.

42. Between on or about June 13, 2013, and on or about June 15, 2013, Brazilian Distributor attended a two-day launch meeting in Brazil, prior to which he had dinner with Biomet employees and HCP consultants to Biomet.

43. Between in or around 2009 and 2013, Biomet earned approximately $3,168,000 in profits from sales of its products in Brazil through Brazilian Distributor and Brazilian Distributor Company B, some of which Brazilian Distributor Company A had imported for Brazilian Distributor Company B.

Mexico

44. Beginning in or around no later than April 2008, Biomet became aware that certain of its third-party distributors, including a third-party distributor in Latin America, were making corrupt payments to HCPs to secure sales of Biomet products. Nevertheless, Biomet did not implement internal accounting controls to prevent future corrupt payments in Mexico, among other places. From in or around 2010 to in or around 2013, Biomet’s knowing and willful failure to implement internal accounting controls sufficient to detect and prevent bribes from being paid at 3i Mexico resulted in 3i Mexico’s using Mexico Customs Broker and its subagents to bribe Mexican customs officials to smuggle unregistered and improperly-labeled dental products into Mexico.

45. 3i Mexico sold Biomet 3i’s dental products in Mexico, which were regulated under Mexican law; Mexican law required proper labeling, identification of the product’s country of origin, and a valid product registration issued by Mexican regulatory authorities.

46. In or about January 2009, 3i Mexico began having difficulty importing some of Biomet 3i’s membrane products into Mexico because of problems with their product registrations. At one point, customs authorities at the Mexico City Airport detained shipments destined for 3i Mexico due to product registration problems.

47. On or about January 7, 2009, several individuals at Biomet 3i’s headquarters in Florida received an email from the then-general manager of 3i Mexico who proposed that 3i Mexico use a Texas-based customs agent to bring unregistered membrane products into Mexico through Texas.

48. On or about January 19, 2009, soon after 3i Mexico learned that the registration for a specific type of membrane was not current, a senior manager in Biomet 3i’s regulatory affairs department – the head of Latin American regulatory affairs – requested that all shipments of membranes to Mexico be placed on hold until further notice.

49. On or about January 28, 2009, the managing director of a Biomet subsidiary in Mexico advised the senior manager and head of Biomet 3i’s regulatory affairs department for Latin America in an email message that importing dental implants without a valid registration from Mexico’s Secretary of Health was a crime.

50. In or around February 2009, Biomet Executive undertook a compliance assessment of another Biomet subsidiary in Mexico. One of the findings in that compliance assessment was that the subsidiary had used a third-party “consultant” to expedite customs shipments at the border. The subsidiary had used the consultant to import products that would have been delayed in customs due to problems with the products’ licenses if they had been shipped via the Mexico City Airport. The consultant did not have the requisite credentials to carry out import and export activities. The assessment stated that using the consultant was a risk and noted that Biomet Corporate had labelled the consultant “higher risk.” In response to the assessment, the subsidiary terminated its relationship with the consultant, but Biomet did not implement controls to ensure that 3i Mexico did not use third parties who engaged in similar high risk activities. Prior to this time, both Biomet’s subsidiary and 3i Mexico had used the consultant to import products.

51. In or around 2010, 3i Mexico began having difficulty importing its products into Mexico from the United States via the airport in Mexico City. Some of the shipments were stopped by Mexican customs officials because the products were mislabeled, lacked proper country of origin markings, and did not have valid product registrations with the Mexican government.

52. In response to these issues, 3i Mexico’s agents and employees developed a scheme to avoid those problems: first, Biomet 3i would ship certain Biomet 3i products to an address in Texas provided by Mexico Customs Broker; second, Mexico Customs Broker would segregate the products into two sets of products – those products that were properly labeled and registered under Mexican law, and those products that were not properly labeled and registered and thus contraband; third, Mexico Customs Broker would transport all of the compliant products across the border to Mexico, but one of Mexico Customs Broker’s subagents would bribe Mexican customs officials so that the contraband dental products could cross the border illegally.

53. 3i Mexico did not have a written contract with Mexico Customs Broker or its subagents even though they were providing services in a country and industry with high corruption risks. 3i Mexico also did not receive anticorruption representations from Mexico Customs Broker or its subagents.

54. Biomet did not implement internal accounting controls to ensure that 3i Mexico would undertake those tasks. In addition, 3i Mexico knew that Mexico Customs Broker’s subagents would pay bribes and that there was no legitimate reason to use subagents when it had retained Mexico Customs Broker as its customs broker.

55. On or about March 17, 2010, an employee at Mexico Customs Broker sent an email message to 3i Mexico Managing Director and 3i Mexico Employee which read as follows: “here is the procedure that will be followed to release shipments through [Texas] customs: Deliver the shipment to [Shipping Company’s address], Attn: [an employee at Shipping Company]. The person responsible for carrying out this step, will go to our warehouse and afterwards will send us the quotation.” 3i Mexico Employee knew that Mexico Customs Broker’s subagents would bribe Mexican customs officials to ensure that the mislabeled products would be imported into Mexico.

56. On or about April 8, 2010, 3i Mexico Managing Director wrote an email to five other Biomet 3i and 3i Mexico employees and stated that they had problems getting shipments through customs at Mexico City’s airport because some product labels indicated that they were manufactured in countries other than the United States, while the product registrations stated that they were manufactured in the United States. 3i Mexico Managing Director recommended that Biomet 3i ship the products to Shipping Company’s office because at “the border they have more flexibility to access and import the products according to the right procedures. The details of the broker are: [Shipping Company’s address], Attn: [an employee at Shipping Company].”

57. On or about April 9, 2010, 3i Mexico Managing Director wrote the following in an email to a 3i Mexico employee and two other Biomet 3i employees: “Ok lets [sic] do the following… lets [sic] return all previous shipment[s] to [Biomet 3i’s office] and you send us 1 new shipment with all the [back order items] to Texas, then we normalize the inventory and return to weekly shipments using only items made in USA and the rest special shipments using [Texas].” The 3i Mexico employee knew that Mexico Customs Broker’s subagents were being paid large amounts of money to smuggle the mislabeled products into Mexico.

58. On or about April 9, 2010, 3i Mexico Managing Director sent an email to the senior manager who was the head of Biomet 3i’s regulatory affairs department for Latin America, stating, as translated from Spanish to English, that because of problems with illegal drugs being smuggled into Mexico City’s airport, Mexican authorities had reinforced border controls over health products. 3i Mexico Managing Director wrote that customs agents had recommended “that we use the border and in this case [Texas] because at this entry point the authorities are not as strict since from the US to Mexico there is no problem with prohibited substances, indeed it is the reverse.”

59. On or about April 9, 2010, the senior manager who was the head of Biomet 3i’s regulatory affairs department for Latin America, responded to 3i Mexico Managing Director by email and stated, as translated from Spanish to English: “I understand completely—how do we set this up so that the product enters through [Texas]?”

60. On or about April 9, 2010, 3i Mexico Managing Director responded to the senior manager who was the head of Biomet 3i’s regulatory department for Latin America by email, stating, as translated from Spanish to English: “[two employees] are already working to send this Friday’s shipment to [Texas].”

61. On or about March 26, 2012, Biomet entered into the 2012 DPA.

62. On or about April 27, 2012, an employee in Biomet 3i’s regulatory department sent 3i Mexico Managing Director an email message and said that Biomet 3i could not import a particular ceramic dental cement into Mexico because it did not have the necessary importation license. 3i Mexico Managing Director responded that customs officials at Mexico City’s airport would require the importation license, so Biomet 3i was instead using Mexico Customs Broker to ship the products through the border at Texas.

63. On or about July 27, 2012, an employee at Mexico Customs Broker sent an email to 3i Mexico Employee and another employee at Mexico Customs Broker and stated, as translated from Spanish to English: “I attached the prepayment request and proforma of this week’s shipment. Taxes on models with registry [MX]$26,900.00. American account, deliver, digitization and fees MX$18,009.00 (vat included). Taxes on models without registry MX$115860.00 (vat included).”

64. On or about July 30, 2012, one of Mexico Customs Broker’s subagents sent an invoice to 3i Mexico requesting payment of approximately MX$115,860 for “servicios profesionales” with no further description of the services provided.

65. On or about July 30, 2012, 3i Mexico Managing Director caused a wire transfer in the amount of approximately MX$44,909 (the amount of the taxes and fees in the prepayment request identified in Paragraph 63) to be made from a 3i Mexico bank account in Mexico to

Mexico Customs Broker’s bank account in Mexico. That same day, 3i Mexico Managing Director caused a wire transfer in the amount of approximately MX$115,860 (the same amount as one of the prepayment requests identified in Paragraph 63 and the invoice identified in Paragraph 64 that one of Mexico Customs Broker’s subagents sent to 3i Mexico) to be made from the same 3i Mexico bank account in Mexico to the bank account of Mexico Customs Broker’s subagent in Mexico.

66. On or about July 30, 2012, 3i Mexico Employee sent an email to an employee at Mexico Customs Broker, stating, as translated from Spanish to English: “I attach copies of the deposits, will you know [sic] something about the merchandise.” Wire transfer records reflecting the two wire transfers authorized that same day by 3i Mexico Managing Director were attached to that email.

67. On or about July 31, 2012, Mexico Customs Broker sent an invoice to 3i Mexico requesting payment of approximately MX$44,909 for Mexico Customs Broker’s services in transporting a shipment of dental implants to 3i Mexico’s address in Mexico City, Mexico. The invoice was supported by a shipping record explaining the items that Mexico Customs Broker had imported on behalf of 3i Mexico.

68. On or about July 31, 2012, 3i Mexico Employee recorded the two wire transfers from the previous day in 3i Mexico’s accounting system as three payments to Mexico Customs Broker totaling approximately MX$160,769, which was equal to the combined amount of the invoices sent on July 30, 2012 and July 31, 2012. 3i Mexico Employee recorded each of the wire transfers as payments to Mexico Customs Broker even though 3i Mexico made one of those payments to Mexico Customs Broker’s subagent instead of Mexico Customs Broker. 3i Mexico Employee made no separate record of any payment to Mexico Customs Broker’s subagent. The payments were then recorded in the general ledger for 3i Mexico as payments to Mexico Customs Broker for customs services and later consolidated into JERDS’s financial statements, which were consolidated into Biomet’s financial statements.

69. Between in or around 2010 and 2013, 3i Mexico paid approximately $980,774 to Mexico Customs Broker in connection with clearing Biomet 3i products.

70. Between in or around 2010 and 2013, 3i Mexico and Biomet’s Mexican subsidiary earned approximately $2,652,100 in profits from sales of products in Mexico that were shipped through Texas.

Biomet’s Internal Accounting Controls

71. During the relevant period, even though Biomet was aware of high corruption risks and having entered into the 2012 DPA based in part on corruption in Argentina and Brazil relating to its distributors and its failure to implement internal accounting controls, Biomet knowingly and willfully failed to devise and maintain an adequate system of internal accounting controls. In particular, and as relevant here, Biomet had inadequate internal accounting controls to, among other things: (a) ensure that the company would conduct adequate due diligence for the retention of third-party consultants and agents; (b) ensure that Biomet not continue to contract with or use directly or indirectly third-party consultants and agents who Biomet determined had engaged in corrupt practices and were prohibited from importing, storing, promoting, distributing, or marketing its products; (c) implement oversight of the payment process to ensure that payments were made pursuant to appropriate controls, including those that verified that payments were made only when invoices accurately described the goods or services rendered in exchange for the payment and the party rendering the goods or services; (d) ensure that standard contracts were used when retaining third parties who interacted with government officials; and (e) ensure that third parties did not retain subagents without Biomet’s approval, especially in high-risk areas where the third parties interacted with foreign government officials.

72. For example, in connection with the Brazil scheme, senior Biomet employees allowed Brazilian Distributor to purchase, import, and market Biomet’s products in Brazil even after Brazilian Distributor had admitted to bribing HCPs and after Biomet terminated its relationship with Brazilian Distributor and prohibited its employees from working with Brazilian Distributor.

73. Furthermore, Biomet’s inadequate due diligence on Brazilian Distributor Company B failed to identify that Brazilian Distributor used Brazilian Distributor Company B to hide Brazilian Distributor’s continued marketing of Biomet’s products.

74. In addition, when Biomet’s internal audit team learned that Brazilian Distributor controlled Brazilian Distributor Company B, Biomet did not terminate its relationship with Brazilian Distributor Company B until several years later and failed to implement controls to ensure that Brazilian Distributor was not paying bribes on behalf of Biomet.

75. Further, in connection with the Mexico scheme, Biomet did not require 3i Mexico to conduct adequate due diligence on third parties, especially those that worked in high-risk areas, such as third parties that interacted with customs officials in Mexico.

76. Biomet also did not prohibit third parties, including its customs brokers in Mexico, who interacted with Mexican government officials from hiring subagents to perform work for Biomet without Biomet’s approval or without Biomet’s ability to conduct due diligence.

77. Moreover, Biomet did not implement controls to ensure that 3i Mexico made payments only when invoices accurately described the goods or services rendered in exchange for the payment and the entity that performed the service.

ATTACHMENT B

CERTIFICATE OF CORPORATE RESOLUTIONS

WHEREAS, Zimmer Biomet Holdings, Inc. (the “Company”) has been engaged in discussions with the United States Department of Justice, Criminal Division, Fraud Section (the “Fraud Section”) regarding issues arising in relation to certain violations of the Foreign Corrupt Practices Act; and

WHEREAS, in order to resolve such discussions, it is proposed that the Company enter into a certain agreement with the Fraud Section; and

WHEREAS, the Company’s Senior Vice President, General Counsel, and Secretary, Chad F. Phipps, Esq., together with outside counsel for the Company, have advised the Board of Directors of the Company of its rights, possible defenses, the Sentencing Guidelines’ provisions, and the consequences of entering into such agreement with the Fraud Section;

Therefore, the Board of Directors has RESOLVED that:

1. The Company (a) acknowledges the filing of the one-count Information charging the Company with violating the internal controls provisions of the Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, 15 U.S.C. §§ 78m(b)(2)(B), 78m(b)(5), and 78ff(a); and (b) waives indictment on such charges and enters into a deferred prosecution agreement with the Fraud Section; and (c) agrees to accept a monetary penalty against Company totaling $17,460,300, and to pay such penalty to the United States Treasury with respect to the conduct described in the Superseding Information;

2. The Company accepts the terms and conditions of this Agreement, including, but not limited to, (a) a knowing waiver of its rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, Title 18, United States Code, Section 3161, and Federal Rule of

Criminal Procedure 48(b); and (b) a knowing waiver for purposes of this Agreement and any charges by the United States arising out of the conduct described in the Statement of Facts of any objection with respect to venue and consents to the filing of the Information, as provided under the terms of this Agreement, in the United States District Court for the District of Columbia; and (c) a knowing waiver of any defenses based on the statute of limitations for any prosecution relating to the conduct described in the Statement of Facts or relating to conduct known to the Fraud Section prior to the date on which this Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement;

3. The Senior Vice President, General Counsel and Secretary of Company, Chad F. Phipps, Esq., is hereby authorized, empowered and directed, on behalf of the Company, to execute the Deferred Prosecution Agreement substantially in such form as reviewed by this Board of Directors at this meeting with such changes as the Senior Vice President, General Counsel and Secretary of Company, Chad F. Phipps, Esq., may approve;

4. The Senior Vice President, General Counsel and Secretary of Company, Chad F. Phipps, Esq., is hereby authorized, empowered and directed to take any and all actions as may be necessary or appropriate and to approve the forms, terms or provisions of any agreement or other documents as may be necessary or appropriate, to carry out and effectuate the purpose and intent of the foregoing resolutions; and

5. All of the actions of the Senior Vice President, General Counsel and Secretary of Company, Chad F. Phipps, Esq., which actions would have been authorized by the foregoing resolutions except that such actions were taken prior to the adoption of such resolutions, are hereby severally ratified, confirmed, approved, and adopted as actions on behalf of the Company.

Date: 01/11/17
By:
Chad F. Phipps, Esq.
Senior Vice President, General Counsel and Secretary Zimmer Biomet Holdings, Inc.

ATTACHMENT C

CORPORATE COMPLIANCE PROGRAM

In order to address any deficiencies in its internal controls, compliance code, policies, and procedures regarding compliance with the Foreign Corrupt Practices Act (“FCPA”), 15 U.S.C. §§ 78dd-1, et seq., and other applicable anti-corruption laws, Zimmer Biomet Holdings, Inc. (the “Company”) agrees to continue to conduct, in a manner consistent with all of its obligations under this Agreement, appropriate reviews of its existing internal controls, policies, and procedures.

Where necessary and appropriate, the Company agrees to adopt a new compliance program, or to modify its existing one, including internal controls, compliance policies, and procedures in order to ensure that it maintains: (a) an effective system of internal accounting controls designed to ensure the making and keeping of fair and accurate books, records, and accounts; and (b) a rigorous anti-corruption compliance program that incorporates relevant internal accounting controls, as well as policies and procedures designed to effectively detect and deter violations of the FCPA and other applicable anti-corruption laws. At a minimum, this should include, but not be limited to, the following elements to the extent they are not already part of the Company’s existing internal controls, compliance code, policies, and procedures:

High-Level Commitment

1. The Company will ensure that its directors and senior management provide strong, explicit, and visible support and commitment to its corporate policy against violations of the anti-corruption laws and its compliance code.

Policies and Procedures

2. The Company will develop and promulgate a clearly articulated and visible corporate policy against violations of the FCPA and other applicable foreign law counterparts (collectively, the “anti-corruption laws,”), which policy shall be memorialized in a written compliance code.

3. The Company will develop and promulgate compliance policies and procedures designed to reduce the prospect of violations of the anti-corruption laws and the Company’s compliance code, and the Company will take appropriate measures to encourage and support the observance of ethics and compliance policies and procedures against violation of the anti-corruption laws by personnel at all levels of the Company. These anti-corruption policies and procedures shall apply to all directors, officers, and employees and, where necessary and appropriate, outside parties acting on behalf of the Company in a foreign jurisdiction, including but not limited to, agents and intermediaries, consultants, representatives, distributors, teaming partners, contractors and suppliers, consortia, and joint venture partners (collectively, “agents and business partners”). The Company shall notify all employees that compliance with the policies and procedures is the duty of individuals at all levels of the company. Such policies and procedures shall address:

a. gifts;

b. hospitality, entertainment, and expenses;

c. customer travel;

d. political contributions;

e. charitable donations and sponsorships;

f. facilitation payments; and

g. solicitation and extortion.

4. The Company will ensure that it has a system of financial and accounting procedures, including a system of internal controls, reasonably designed to ensure the maintenance of fair and accurate books, records, and accounts. This system should be designed to provide reasonable assurances that:

a. transactions are executed in accordance with management’s general or specific authorization;

b. transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and to maintain accountability for assets;

c. access to assets is permitted only in accordance with management’s general or specific authorization; and

d. the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Periodic Risk-Based Review

5. The Company will develop these compliance policies and procedures on the basis of a periodic risk assessment addressing the individual circumstances of the Company, in particular the foreign bribery risks facing the Company, including, but not limited to, its geographical organization, interactions with various types and levels of government officials, industrial sectors of operation, involvement in joint venture arrangements, importance of licenses and permits in the Company’s operations, degree of governmental oversight and inspection, and volume and importance of goods and personnel clearing through customs and immigration.

6. The Company shall review its anti-corruption compliance policies and procedures no less than annually and update them as appropriate to ensure their continued effectiveness, taking into account relevant developments in the field and evolving international and industry standards.

Proper Oversight and Independence

7. The Company will assign responsibility to one or more senior corporate executives of the Company for the implementation and oversight of the Company’s anti-corruption compliance code, policies, and procedures. Such corporate official(s) shall have the authority to report directly to independent monitoring bodies, including internal audit, the Company’s Board of Directors, or any appropriate committee of the Board of Directors, and shall have an adequate level of autonomy from management as well as sufficient resources and authority to maintain such autonomy.

Training and Guidance

8. The Company will implement mechanisms designed to ensure that its anti-corruption compliance code, policies, and procedures are effectively communicated to all directors, officers, employees, and, where necessary and appropriate, agents and business partners. These mechanisms shall include: (a) periodic training for all directors and officers, all employees in positions of leadership or trust, positions that require such training (e.g., internal audit, sales, legal, compliance, finance), or positions that otherwise pose a corruption risk to the Company, and, where necessary and appropriate, agents and business partners; and (b) corresponding certifications by all such directors, officers, employees, agents, and business partners, certifying compliance with the training requirements.

9. The Company will maintain, or where necessary establish, an effective system for providing guidance and advice to directors, officers, employees, and, where necessary and appropriate, agents and business partners, on complying with the Company’s anti-corruption compliance code, policies, and procedures, including when they need advice on an urgent basis or in any foreign jurisdiction in which the Company operates.

Internal Reporting and Investigation

10. The Company will maintain, or where necessary establish, an effective system for internal and, where possible, confidential reporting by, and protection of, directors, officers, employees, and, where appropriate, agents and business partners concerning violations of the anti-corruption laws or the Company’s anti-corruption compliance code, policies, and procedures.

11. The Company will maintain, or where necessary establish, an effective and reliable process with sufficient resources for responding to, investigating, and documenting allegations of violations of the anti-corruption laws or the Company’s anti-corruption compliance code, policies, and procedures.

Enforcement and Discipline

12. The Company will implement mechanisms designed to effectively enforce its compliance code, policies, and procedures, including appropriately incentivizing compliance and disciplining violations.

13. The Company will institute appropriate disciplinary procedures to address, among other things, violations of the anti-corruption laws and the Company’s anti-corruption compliance code, policies, and procedures by the Company’s directors, officers, and employees. Such procedures should be applied consistently and fairly, regardless of the position held by, or perceived importance of, the director, officer, or employee. The Company shall implement procedures to ensure that where misconduct is discovered, reasonable steps are taken to remedy the harm resulting from such misconduct, and to ensure that appropriate steps are taken to prevent further similar misconduct, including assessing the internal controls, compliance code, policies, and procedures and making modifications necessary to ensure the overall anti-corruption compliance program is effective.

Third-Party Relationships

14. The Company will institute appropriate risk-based due diligence and compliance requirements pertaining to the retention and oversight of all agents and business partners, including:

a. properly documented due diligence pertaining to the hiring and appropriate and regular oversight of agents and business partners;

b. informing agents and business partners of the Company’s commitment to abiding by anti-corruption laws, and of the Company’s anti-corruption compliance code, policies, and procedures; and

c. seeking a reciprocal commitment from agents and business partners.

15. Where necessary and appropriate, the Company will include standard provisions in agreements, contracts, and renewals thereof with all agents and business partners that are reasonably calculated to prevent violations of the anti-corruption laws, which may, depending upon the circumstances, include: (a) anti-corruption representations and undertakings relating to compliance with the anti-corruption laws; (b) rights to conduct audits of the books and records of the agent or business partner to ensure compliance with the foregoing; and (c) rights to terminate an agent or business partner as a result of any breach of the anti-corruption laws, the Company’s compliance code, policies, or procedures, or the representations and undertakings related to such matters.

Mergers and Acquisitions

16. The Company will develop and implement policies and procedures for mergers and acquisitions requiring that the Company conduct appropriate risk-based due diligence on potential new business entities, including appropriate FCPA and anti-corruption due diligence by legal, accounting, and compliance personnel.

17. The Company will ensure that the Company’s compliance code, policies, and procedures regarding the anti-corruption laws apply as quickly as is practicable to newly acquired businesses or entities merged with the Company and will promptly:

a. train the directors, officers, employees, agents, and business partners consistent with Paragraph 8 above on the anti-corruption laws and the Company’s compliance code, policies, and procedures regarding anti-corruption laws; and

b. where warranted, conduct an FCPA-specific audit of all newly acquired or merged businesses as quickly as practicable.

Monitoring and Testing

18. The Company will conduct periodic reviews and testing of its anti-corruption compliance code, policies, and procedures designed to evaluate and improve their effectiveness in preventing and detecting violations of anti-corruption laws and the Company’s anti-corruption code, policies, and procedures, taking into account relevant developments in the field and evolving international and industry standards.

ATTACHMENT D

INDEPENDENT COMPLIANCE MONITOR

The duties and authority of the Independent Compliance Monitor (the “Monitor”), and the obligations of Zimmer Biomet Holdings, Inc. (the “Company”), on behalf of itself and its subsidiaries and affiliates, with respect to the Monitor and the United States Department of Justice, Criminal Division, Fraud Section (the “Fraud Section”), are as described below:

1. The Company will retain the Monitor for a period of three years (the “Term of the Monitorship”), unless the early termination provision of Paragraph 3 of the Deferred Prosecution Agreement (the “Agreement”) is triggered.

Monitor’s Mandate

2. The Monitor’s primary responsibility is to assess and monitor the Company’s compliance with the terms of the Agreement, including the Corporate Compliance Program in Attachment C, so as to specifically address and reduce the risk of any recurrence of the Company’s misconduct. During the Term of the Monitorship, the Monitor will evaluate, in the manner set forth below, the effectiveness of the internal accounting controls, record-keeping, and financial reporting policies and procedures of the Company, with a focus on the Company’s legacy Biomet operations, as they relate to the Company’s current and ongoing compliance with the FCPA and other applicable anti-corruption laws (collectively, the “anti-corruption laws”) and take such reasonable steps as, in his or her view, may be necessary to fulfill the foregoing mandate (the “Mandate”). This Mandate shall include an assessment of the Board of Directors’ and senior management’s commitment to, and effective implementation of, the corporate compliance program described in Attachment C of the Agreement.

Company’s Obligations

3. The Company shall cooperate fully with the Monitor, and the Monitor shall have the authority to take such reasonable steps as, in his or her view, may be necessary to be fully informed about the Company’s compliance program in accordance with the principles set forth herein and applicable law, including applicable data protection and labor laws and regulations. To that end, the Company shall: facilitate the Monitor’s access to the Company’s documents and resources; not limit such access, except as provided in Paragraphs 5-6; and provide guidance on applicable local law (such as relevant data protection and labor laws). The Company shall provide the Monitor with access to all information, documents, records, facilities, and employees, as reasonably requested by the Monitor, that fall within the scope of the Mandate of the Monitor under the Agreement. The Company shall use its best efforts to provide the Monitor with access to the Company’s former employees and its third-party vendors, agents, and consultants.

4. Any disclosure by the Company to the Monitor concerning corrupt payments, false books and records, and internal accounting control failures shall not relieve the Company of any otherwise applicable obligation to truthfully disclose such matters to the Department, pursuant to the Agreement.

Withholding Access

5. The parties agree that no attorney-client relationship shall be formed between the Company and the Monitor. In the event that the Company seeks to withhold from the Monitor access to information, documents, records, facilities, or current or former employees of the Company that may be subject to a claim of attorney-client privilege or to the attorney work-product doctrine, or where the Company reasonably believes production would otherwise be inconsistent with applicable law, the Company shall work cooperatively with the Monitor to resolve the matter to the satisfaction of the Monitor.

6. If the matter cannot be resolved, at the request of the Monitor, the Company shall promptly provide written notice to the Monitor and the Department. Such notice shall include a general description of the nature of the information, documents, records, facilities or current or former employees that are being withheld, as well as the legal basis for withholding access. The Department may then consider whether to make a further request for access to such information, documents, records, facilities, or employees.

Monitor’s Coordination with the

Company and Review Methodology

7. In carrying out the Mandate, to the extent appropriate under the circumstances, the Monitor should coordinate with Company personnel, including in-house counsel, compliance personnel, and internal auditors, on an ongoing basis. The Monitor may rely on the product of the Company’s processes, such as the results of studies, reviews, sampling and testing methodologies, audits, and analyses conducted by or on behalf of the Company, as well as the Company’s internal resources (e.g., legal, compliance, and internal audit), which can assist the Monitor in carrying out the Mandate through increased efficiency and Company-specific expertise, provided that the Monitor has confidence in the quality of those resources.

8. The Monitor’s reviews should use a risk-based approach, and thus, the Monitor is not expected to conduct a comprehensive review of all business lines, all business activities, or all markets. The Monitor shall focus on legacy Biomet operations to the extent possible. In carrying out the Mandate, the Monitor should consider, for instance, risks presented by: (a) the countries and industries in which the Company operates; (b) current and future-business opportunities and transactions; (c) current and potential business partners, including third parties and joint ventures, and the business rationale for such relationships; (d) the Company’s gifts, travel, and entertainment interactions with foreign officials; and (e) the Company’s involvement with foreign officials, including the amount of foreign government regulation and oversight of the Company, such as licensing and permitting, and the Company’s exposure to customs and immigration issues in conducting its business affairs.

9. In undertaking the reviews to carry out the Mandate, the Monitor shall formulate conclusions based on, among other things: (a) inspection of relevant documents, including the Company’s current anti-corruption policies and procedures; (b) on-site observation of selected systems and procedures of the Company at sample sites, including internal accounting controls, record-keeping, and internal audit procedures; (c) meetings with, and interviews of, relevant current and, where appropriate, former directors, officers, employees, business partners, agents, and other persons at mutually convenient times and places; and (d) analyses, studies, and testing of the Company’s compliance program.

Monitor’s Written Work Plans

10. To carry out the Mandate, during the Term of the Monitorship, the Monitor shall conduct an initial review and prepare an initial report, followed by at least two follow-up reviews and reports as described in Paragraphs 16-21 below. With respect to the initial report, after consultation with the Company and the Department, the Monitor shall prepare the first written work plan within sixty calendar days of being retained, and the Company and the Department shall provide comments within thirty calendar days after receipt of the written work plan. With respect to each follow-up report, after consultation with the Company and the Department, the Monitor shall prepare a written work plan at least thirty calendar days prior to commencing a review, and the Company and the Department shall provide comments within twenty calendar days after receipt of the written work plan. Any disputes between the Company and the Monitor with respect to any written work plan shall be decided by the Department in its sole discretion.

11. All written work plans shall identify with reasonable specificity the activities the Monitor plans to undertake in execution of the Mandate, including a written request for documents. The Monitor’s work plan for the initial review shall include such steps as are reasonably necessary to conduct an effective initial review in accordance with the Mandate, including by developing an understanding, to the extent the Monitor deems appropriate, of the facts and circumstances surrounding any violations that may have occurred before the date of the Agreement. In developing such understanding the Monitor is to rely to the extent possible on available information and documents provided by the Company. It is not intended that the Monitor will conduct his or her own inquiry into the historical events that gave rise to the Agreement.

Initial Review

12. The initial review shall commence no later than one hundred twenty calendar days from the date of the engagement of the Monitor (unless otherwise agreed by the Company, the Monitor, and the Department). The Monitor shall issue a written report within one hundred fifty calendar days of commencing the initial review, setting forth the Monitor’s assessment and, if necessary, making recommendations reasonably designed to improve the effectiveness of the Company’s program for ensuring compliance with the anti-corruption laws. The Monitor should consult with the Company concerning his or her findings and recommendations on an ongoing basis and should consider the Company’s comments and input to the extent the Monitor deems appropriate. The Monitor may also choose to share a draft of his or her reports with the Company prior to finalizing them. The Monitor’s reports need not recite or describe comprehensively the Company’s history or compliance policies, procedures and practices, but rather may focus on those areas with respect to which the Monitor wishes to make recommendations, if any, for improvement or which the Monitor otherwise concludes merit particular attention. The Monitor shall provide the report to the Board of Directors of the Company and contemporaneously transmit copies to the Deputy Chief— FCPA Unit, Fraud Section, Criminal Division, U.S. Department of Justice, at 1400 New York Avenue N.W., Bond Building, Eleventh Floor, Washington, D.C. 20005. After consultation with the Company, the Monitor may extend the time period for issuance of the initial report for a brief period of time with prior written approval of the Department.

13. Within one hundred fifty calendar days after receiving the Monitor’s initial report, the Company shall adopt and implement all recommendations in the report, unless, within sixty calendar days of receiving the report, the Company notifies in writing the Monitor and the Department of any recommendations that the Company considers unduly burdensome, inconsistent with applicable law or regulation, impractical, excessively expensive, or otherwise inadvisable. With respect to any such recommendation, the Company need not adopt that recommendation within the one hundred fifty calendar days of receiving the report but shall propose in writing to the Monitor and the Department an alternative policy, procedure or system designed to achieve the same objective or purpose. As to any recommendation on which the Company and the Monitor do not agree, such parties shall attempt in good faith to reach an agreement within forty-five calendar days after the Company serves the written notice.

14. In the event the Company and the Monitor are unable to agree on an acceptable alternative proposal, the Company shall promptly consult with the Department. The Department may consider the Monitor’s recommendation and the Company’s reasons for not adopting the recommendation in determining whether the Company has fully complied with its obligations under the Agreement. Pending such determination, the Company shall not be required to implement any contested recommendation(s).

15. With respect to any recommendation that the Monitor determines cannot reasonably be implemented within one hundred fifty calendar days after receiving the report, the Monitor may extend the time period for implementation with prior written approval of the Department.

Follow-Up Reviews

16. A follow-up review shall commence no later than one hundred and eighty calendar days after the issuance of the initial report (unless otherwise agreed by the Company, the Monitor and the Department). The Monitor shall issue a written follow-up report within one hundred twenty calendar days of commencing the follow-up review, setting forth the Monitor’s assessment and, if necessary, making recommendations in the same fashion as set forth in Paragraph 12 with respect to the initial review. If the Monitor has determined that the Company’s compliance program, including its policies and procedures, is reasonably designed and implemented to prevent and detect violations of the anti-corruption laws, it shall so certify in the follow-up report. After consultation with the Company, the Monitor may extend the time period for issuance of the follow-up report for a brief period of time with prior written approval of the Department.

17. Within one hundred twenty calendar days after receiving the Monitor’s follow-up report, the Company shall adopt and implement all recommendations in the report, unless, within thirty calendar days after receiving the report, the Company notifies in writing the Monitor and the Department concerning any recommendations that the Company considers unduly burdensome, inconsistent with applicable law or regulation, impractical, excessively expensive, or otherwise inadvisable. With respect to any such recommendation, the Company need not adopt that recommendation within the one hundred twenty calendar days of receiving the report but shall propose in writing to the Monitor and the Department an alternative policy, procedure, or system designed to achieve the same objective or purpose. As to any recommendation on which the Company and the Monitor do not agree, such parties shall attempt in good faith to reach an agreement within thirty calendar days after the Company serves the written notice.

18. In the event the Company and the Monitor are unable to agree on an acceptable alternative proposal, the Company shall promptly consult with the Department. The Department may consider the Monitor’s recommendation and the Company’s reasons for not adopting the recommendation in determining whether the Company has fully complied with its obligations under the Agreement. Pending such determination, the Company shall not be required to implement any contested recommendation(s). With respect to any recommendation that the Monitor determines cannot reasonably be implemented within one hundred twenty calendar days after receiving the report, the Monitor may extend the time period for implementation with prior written approval of the Department.

19. The Monitor shall undertake a second follow-up review not later than one hundred fifty calendar days after the issuance of the first follow-up report. The Monitor shall issue a second follow-up report within one hundred and twenty days of commencing the review, and recommendations shall follow the same procedures described in Paragraphs 16-18. No later than sixty days before the end of the Term, the Monitor shall submit to the Department a final written report (“Certification Report”), setting forth an overview of the Company’s remediation efforts to date, including the implementation status of the Monitor’s recommendations, and an assessment of the sustainability of the Company’s remediation efforts. No later than thirty days before the end of the Term, the Monitor shall certify whether the Company’s compliance program, including its policies and procedures, is reasonably designed and implemented to prevent and detect violations of the anti-corruption laws.

Certification of Compliance

and Termination of the Monitorship

20. At any point after the first year of the term of the monitorship and, in any event, no later than the conclusion of the ninety calendar day period following the issuance of the second follow-up report, if the Monitor believes that the Company’s compliance program is reasonably designed and implemented to detect and prevent violations of the anti-corruption laws and is functioning effectively, the Monitor shall certify the Company’s compliance with its compliance obligations under the Agreement. The Monitor shall then submit to the Fraud Section a written report (“Certification Report”) within sixty calendar days. The Certification Report shall set forth an overview of the Company’s remediation efforts to date, including the implementation status of the Monitor’s recommendations, and an assessment of the sustainability of the Company’s remediation efforts. The Certification Report should also recommend the scope of the Company’s future self-reporting. Also at the conclusion of the ninety calendar day period following the issuance of the follow-up report, the Company shall certify in writing to the Fraud Section, with a copy to the Monitor, that the Company has adopted and implemented all of the Monitor’s recommendations in the initial and follow-up report(s), or the agreed-upon alternatives. The Monitor or the Company may extend the time period for issuance of the Certification Report or the Company’s certification, respectively, with prior written approval of the Fraud Section.

21. If, at any time after one year from the date that the Monitor is retained, the Monitor certifies pursuant to the procedures set forth in Paragraph 20, and the Fraud Section agrees, that the Company’s compliance program is reasonably designed and implemented to detect and prevent violations of the anti-corruption laws and is functioning effectively, and that further monitoring and review is not warranted, the Monitor may forego the follow-up reviews, and the Company shall report to the Fraud Section on its compliance program for the duration of the Term, as outlined in Paragraphs 22 and 23 below.

22. At such time as the Fraud Section approves the Certification Report and the Company’s certification, the monitorship shall be terminated, and the Company will be permitted to self-report to the Fraud Section on its enhanced compliance obligations for the remainder of the term of the Agreement. The Fraud Section, however, reserves the right to terminate the monitorship absent certification by the Monitor, upon a showing by the Company that termination is, nevertheless, in the interests of justice.

23. If permitted to self-report to the Fraud Section, the Company shall thereafter submit to the Fraud Section a written report no less than every twelve months setting forth a complete description of its remediation efforts to date, its proposals to improve the Company’s internal accounting controls, policies, and procedures for ensuring compliance with the anti-corruption laws, and the proposed scope of the subsequent reviews. The report shall be transmitted to the Chief, FCPA Unit, Fraud Section, Criminal Division, U.S. Department of Justice, 1400 New York Avenue, N.W., Bond Building, Eleventh Floor, Washington, D.C. 20005. The Company may extend the time period for issuance of the self-report with prior written approval of the Fraud Section

Monitor’s Discovery of Potential or Actual Misconduct

24. (a) Except as set forth below in sub-paragraphs (b), (c) and (d), should the Monitor discover during the course of his or her engagement that:

•	improper payments or anything else of value may have been offered, promised, made, or authorized by any entity or person within the Company or any entity or person working, directly or indirectly, for or on behalf of the Company; or

•	the Company may have maintained false books, records or accounts;

(collectively, “Potential Misconduct”), the Monitor shall immediately report the Potential Misconduct to the Company’s General Counsel, Chief Compliance Officer, and/or Audit Committee for further action, unless the Potential Misconduct was already so disclosed. The Monitor also may report Potential Misconduct to the Fraud Section at any time, and shall report Potential Misconduct to the Fraud Section when it requests the information.

(b) In some instances, the Monitor should immediately report Potential Misconduct directly to the Fraud Section and not to the Company. The presence of any of the following factors militates in favor of reporting Potential Misconduct directly to the Fraud Section and not to the Company, namely, where the Potential Misconduct: (1) poses a risk to public health or safety or the environment; (2) involves senior management of the Company; (3) involves obstruction of justice; or (4) otherwise poses a substantial risk of harm.

(c) If the Monitor believes that any Potential Misconduct actually occurred or may constitute a criminal or regulatory violation (“Actual Misconduct”), the Monitor shall immediately report the Actual Misconduct to the Fraud Section. When the Monitor discovers Actual Misconduct, the Monitor shall disclose the Actual Misconduct solely to the Fraud

Section, and, in such cases, disclosure of the Actual Misconduct to the General Counsel, Chief Compliance Officer, and/or the Audit Committee of the Company should occur as the Fraud Section and the Monitor deem appropriate under the circumstances.

(d) The Monitor shall address in his or her reports the appropriateness of the Company’s response to disclosed Potential Misconduct or Actual Misconduct, whether previously disclosed to the Fraud Section or not. Further, if the Company or any entity or person working directly or indirectly for or on behalf of the Company withholds information necessary for the performance of the Monitor’s responsibilities and the Monitor believes that such withholding is without just cause, the Monitor shall also immediately disclose that fact to the Fraud Section and address the Company’s failure to disclose the necessary information in his or her reports.

(e) The Company nor anyone acting on its behalf shall take any action to retaliate against the Monitor for any such disclosures or for any other reason.

Meetings During Pendency of Monitorship

25. The Monitor shall meet with the Fraud Section within thirty calendar days after providing each report to the Fraud Section to discuss the report, to be followed by a meeting between the Fraud Section, the Monitor, and the Company.

26. At least annually, and more frequently if appropriate, representatives from the Company and the Fraud Section will meet together to discuss the monitorship and any suggestions, comments, or improvements the Company may wish to discuss with or propose to the Fraud Section, including with respect to the scope or costs of the monitorship.

Contemplated Confidentiality of Monitor’s Reports

27. The reports will likely include proprietary, financial, confidential, and competitive business information. Moreover, public disclosure of the reports could discourage cooperation, or impede pending or potential government investigations and thus undermine the objectives of the monitorship. For these reasons, among others, the reports and the contents thereof are intended to remain and shall remain non-public, except as otherwise agreed to by the parties in writing, or except to the extent that the Fraud Section determines in its sole discretion that disclosure would be in furtherance of the Fraud Section’s discharge of its duties and responsibilities or is otherwise required by law.